Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

FOR:	MDC Partners Inc.
950 Third Avenue, 5th Floor
New York, NY 10022

CONTACTS:	Donna Granato

Director, Finance & Investor Relations

646.429.1809

dgranato@mdc-partners.com

MDC PARTNERS APPOINTS SCOTT KAUFFMAN AS DIRECTOR OF THE CORPORATION

Robert Kamerschen to Assume Role of Presiding Director

New York, New York (May 1, 2006) – The Board of Directors of MDC Partners (“MDC” or the “Company”) announced today that Scott Kauffman has been appointed a Director.

Mr. Kauffman is currently President and Chief Executive Officer of Zinio Systems, Inc., which engages in the production, distribution and circulation of magazine titles in digital format. Prior to joining Zinio, Mr. Kauffman was President and CEO of MusicNow, a digital music service and was President and CEO of Coremetrics Inc., a web services provider of marketing analytics solutions where he continues to serve as a member of the board.

Mr. Kauffman will also serve as a member of the Human Resources and Compensation Committee of the MDC Partners Board of Directors.

Separately, Robert Kamerschen was appointed Presiding Director of the Company. Mr. Kamerschen has been a Director of the Board for two years and is also Chairman of the Nominating and Corporate Governance Committee and a member of the Human Resources and Compensation Committee. Thomas Davidson, who has served as Director of the Company for the past eighteen years, and for the past two years, as its Presiding Director, will continue to serve on the Board in the capacity of Director, Chairman of the Audit Committee and member of the Nominating and Corporate Governance Committee and Human Resource and Compensation Committee. The change follows the Board’s philosophy of rotating the roles and responsibilities of its Board members.

“We are pleased with the addition of Scott Kaufmann as a new independent Director. Scott brings significant experience in growing businesses specifically in the area of digital content. We believe Scott will broaden the knowledge and expertise of the Board.

Additionally we would like to thank Tom Davidson for his exceptional leadership and dedicated service as Presiding Director,” said Miles Nadal, Chairman and Chief Executive Officer.

About MDC Partners

MDC Partners is a leading provider of marketing communications services and secure transaction products and services to clients in the North America, Europe, Australia and Latin America. Through its partnership of entrepreneurial firms, its Marketing Communications Group provides advertising, specialized communications and consulting services to leading brands. The Secure Products Group provides security products and services in three primary areas including electronic transaction products, secure ticketing products and stamps. MDC Partners Class A shares are publicly traded on the NASDAQ under the symbol “MDCA” and on the Toronto Stock Exchange under the symbol “MDZ.SV.A”.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties which may cause the actual results or objectives to be materially different from those expressed or implied by such forward-looking statements. Such factors include, among other things, the Company’s financial performance; changes in the competitive environment; adverse changes in the economy; ability to maintain long-term relationships with customers; financing requirements; risks arising from material weaknesses in internal control over financial reporting; and other factors set forth in the Company’s Form 10-K for its fiscal year ended December 31, 2005 and subsequent SEC filings.